                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event reported) - June 20, 1994


                            TEXAS UTILITIES COMPANY

            (Exact name of registrant as specified in its charter)


          TEXAS                      1-3591           75-0705930
(State or other jurisdiction      (Commission      (I.R.S. Employer
     of incorporation)            File Number)    Identification No.)

                    2001 BRYAN TOWER, DALLAS, TEXAS  75201
                   (Address of principal executive offices)

      Registrant's telephone number, including area code - (214) 812-4600
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ITEM 5.  OTHER EVENTS

     Reference is made to the Annual Report on Form 10-K of Texas Utilities Company (Company) for the year ended December 31, 1993 in Item 1. Business under Regulation and Rates and in Item 8. Financial Statements and Supplementary Data under Note 10 to Consolidated Financial Statements. Reference is also made to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 in Item 1. Financial Statements under
     Note 6 to Condensed Consolidated Financial Statements.

     Texas Utilities Electric Company (TU Electric) is the principal subsidiary of the Company. As previously reported, in November 1991 TU Electric filed a petition in the 250th Judicial District Court of Travis County, Texas, requesting a reversal and remand of the September 1991 final order of the Public Utility Commission of Texas (PUC) in connection with TU Electric's rate increase request in Docket 9300. In September 1992, after a hearing, the District Court entered a judgment that affirmed a prudence disallowance of $472 million provided for in the PUC's final order with respect to TU Electric's Comanche Peak nuclear generating station, reversed and remanded to the PUC for reconsideration those portions of the PUC's final order providing for additional disallowances aggregating $884 million with respect to TU Electric's reacquisitions of minority owner interests in Comanche Peak, found that the PUC erred in ordering a refund of $2.5 million with respect to certain fuel gas costs considered imprudent by the PUC, and recognized that on remand the PUC may adjust the amount of construction work in progress (CWIP) included in TU Electric's rate base. TU Electric and other parties to this suit appealed this District Court judgment to the Court of Appeals for the Third District of Texas. On June 15, 1994, the Court of Appeals for the Third District of Texas issued its decision in connection with these appeals. The Court of Appeals affirmed the prudence disallowance of $472 million, reversed and remanded the portion of the District Court's judgment that had affirmed a disallowance of $25 million relating to TU Electric's reacquisitions of the minority owner interests in Comanche Peak nuclear fuel, and affirmed the remand of the remainder of the disallowance of $884 million relating to the reacquisitions of the minority owner interests in Comanche Peak.
     Therefore, the Court of Appeals remanded an aggregate of $909 million of disallowances with respect to TU Electric's reacquisitions of minority owner interests in Comanche Peak to the PUC for reconsideration and ordered that such reconsideration be on the basis of a prudent investment standard. In addition, the Court of Appeals reversed the District Court's finding that the PUC had erred in ordering a refund of $2.5 million with respect to certain fuel gas costs. Also, the Court of Appeals specified that, on remand, the PUC will be required to reevaluate TU Electric's CWIP requirements in light of financial necessity at the time of remand and to reconsider whether the $442 million revenue increase provided for in the PUC's final order remains the benchmark in light of changed circumstances.

     Also, as previously reported, the same Court of Appeals had considered an appeal of another utility's rate case and ruled, in November 1993, that prior court rulings required that tax benefits generated by costs, including capital costs, not allowed in rates must be used to reduce rates charged to customers. In its opinion concerning TU Electric's Docket 9300 rate case, the Court of Appeals maintained that same position and, accordingly, reversed the District Court in that regard. TU Electric believes that such rulings are erroneous and not consistent with the Texas Public Utility Regulatory Act. TU Electric had contended that, according to a Private Letter Ruling issued to TU Electric by the Internal Revenue Service with respect to investment tax credits, such ratemaking treatment, to the extent related to property classified for tax purposes as public utility property, would result in a violation of the normalization rules contained in the Internal Revenue Code of 1986, as amended. Violation of the normalization rules would result in a significant adverse effect on TU Electric's results of operation and liquidity. The Court of Appeals said that it was unpersuaded that the actual taxes method conflicts with the normalization rules. If there are normalization violations, the Company will forfeit substantial tax benefits
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     associated with investment tax credits heretofore claimed on its federal income tax returns and will not be entitled to claim accelerated depreciation on its federal income tax returns for certain past years and all future years with respect to any of its public utility properties.

     TU Electric disagrees with certain portions of the decision of the Court of Appeals, including specifically its decision with respect to federal income taxes, and will seek a rehearing from the Court of Appeals and, if necessary, appeal the decision to the Supreme Court of Texas. Other parties to this appeal are also likely to seek a rehearing and appeal this decision to the Supreme Court of Texas. TU Electric is unable to predict the outcome of any such rehearings, appeals, or any reconsideration on remand by the PUC.


                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 TEXAS UTILITIES COMPANY



                                 By:            /s/ H. Dan Farell
                                    -------------------------------------------
                                                    H. Dan Farell
                                                     Controller

Date:  June 20, 1994